Exhibit 99.1

News
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914
Solutia Agrees to Sell Nylon Business
Divestiture Will Complete Transformation to Specialties Portfolio
     ST. LOUIS – April 1, 2009 — Solutia Inc. (NYSE: SOA) today announced it has entered into a definitive agreement to sell its nylon business to an affiliate of SK Capital Partners II, L.P., a New York-based private equity firm that is focused on the chemical, material and health care sectors. At the closing of the sale, Solutia will receive $50 million in cash and a two percent equity stake in a new company formed to hold substantially all of the assets of the nylon business. Solutia will also receive $4 million in deferred cash payments to be paid in annual $1 million installments beginning in 2011. The agreement includes a minimum level of working capital to be delivered at closing, which is approximately $100 million lower than the actual reported balance at the end of 2008 and approximately $25 million lower than the expected balance at the end of the first quarter. The affiliate of SK Capital will assume substantially all of the liabilities of the nylon business, including employee and pension liabilities relating to the active employees of the business, and environmental liabilities. Solutia will use the nylon sale proceeds to pay down debt under its asset-based revolving credit facility.
     In addition, SK Capital will secure replacement of $25 million of letters of credit associated with the nylon business, which will result in increased availability for Solutia under its credit agreements.
     “Following this divestiture, Solutia will have completed its transformation into a pure-play performance materials and specialty chemicals company, with a portfolio of high-value products with world-leading positions,” said Jeffry N. Quinn, chairman, president, and CEO of Solutia Inc. “Solutia is well positioned to generate consistent financial returns and to further develop and enhance its portfolio in the specialty chemicals sector.”
     James M. Sullivan, executive vice president and CFO, Solutia Inc., added, “Despite the challenging global economic conditions, we are pleased to have reached an agreement with SK Capital that provides fair value to Solutia stakeholders and advances the overall strategic positioning of the company.”
     Quinn added, “The nylon sale is a positive step toward securing Solutia’s future. We recognize that we are operating in an unprecedented economic environment and we remain focused on cost reduction, operational efficiency, cash flow generation, liquidity, and covenant compliance.”
     The nylon business sale includes the business’ management and employees, as well as all five of its manufacturing plants: Alvin, Texas (Chocolate Bayou); Decatur, Alabama; Greenwood, South Carolina; Pensacola, Florida; and Foley, Alabama.
     “We believe this transaction positions the nylon business to achieve its full potential,” added Quinn. “The business was the core of Solutia for many years and before that was the centerpiece of the former Monsanto’s chemical business for decades. The combination of the highly dedicated men and women of the business along with the experienced SK Capital team marks the beginning of a new chapter for the business.”
     The transaction is subject to various closing conditions. Solutia anticipates the sale will close in the second quarter of 2009.
     HSBC Securities (USA) Inc. advised Solutia on the transaction.
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Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia’s ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the risk and uncertainties regarding the consummation of the transactions described in this press release or the timing thereof, including the possibility that the conditions to consummating the transactions may not be satisfied or that the transactions may not close, and those other risks and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
About Solutia Inc.
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Ultron®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations. More information is available at www.Solutia.com.
Source: Solutia Inc.
St. Louis
4/1/09